As filed with the Securities and Exchange Commission ion on December 22, 2011
Registration No. 333-_____
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RAND WORLDWIDE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	81-1035353
(State or Other Jurisdiction of Incorporation or Organization	(I.R.S. Employer Identification Number)

161 Worcester Road, Suite 401, Framingham, Massachusetts 01701
(Address of Principal Executive Offices)

PlanetCad, Inc. 2002 Stock Option Plan
(Full Title of the Plan)

Marc L. Dulude
Chief Executive Officer
161 Worcester Road Suite 401
Framingham, Massachusetts 01701
508-663-1400
(Name, Address and Telephone Number of Agent for Service)

Copies to:
Abba David Poliakoff, Esquire
Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC
The Garrett Building
233 East Redwood Street
Baltimore, Maryland 21202
(410) 576-4067

CALCULATION OF REGISTRATION FEE
Title of Shares to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock,
par value $.01per share	3,700,000	$.655	$2,423,500	$278.00

(1)
This registration statement registers 3,700,000 additional shares of the same class as other securities for which a registration statement filed on this form relating to the same employee benefit plan is effective.  The Registrant previously registered 3,100,000 shares of common stock on August 29, 2003 (File No. 333-108354) pursuant to the PlanetCad, Inc. 2002 Stock Option Plan.  An aggregate of 6,800,000 shares will be registered pursuant to this plan upon the effectiveness of this registration statement, plus an indeterminable number of additional shares that may become issuable by operation of the anti-dilution provisions of the plan.

(2)
Estimated solely for purposes of determining the registration fee.  The proposed maximum aggregate offering price per share has been computed pursuant to Rule 457(h) based upon the price at which the options may be exercised.  Under the plan, options may be exercised at a strike price equal to the fair market value of a share of common stock at the time of grant.  Based upon the average of the high and low sale prices of the common stock of the registrant as reported on the OTCQB Market operated by the OTC Markets Group, Inc. on December 16, 2011 of $.655 per share, the aggregate exercise price for the 3,700,000 shares to be offered hereby is $2,423,500.

EXPLANATORY NOTE

This registration statement is filed pursuant to General Instruction E of Form S-8 for the purpose of registering 3,700,000 additional shares of common stock, par value $.01 per share (the “Common Stock”), of Rand Worldwide, Inc., a Delaware corporation (the “Registrant”), reserved for issuance upon the exercise of options to purchase shares of Common Stock to be granted under the PlanetCad, Inc. 2002 Stock Option Plan (the “Plan”).  PlanetCad, Inc. is a former name of the Registrant and the Plan was adopted under that corporate name.  A registration statement filed on Form S-8 relating to the Plan (referred to therein as the “Avatech Solutions, Inc. 2002 Stock Option Plan”) is currently effective.  The Registrant has elected to rely upon General Instruction E to Form S-8, which permits the filing of an abbreviated registration statement for the registration of additional securities for an employee benefit plan for which an earlier S-8 registration is effective.  Consequently, pursuant to General Instruction E to Form S-8, the contents of the Registration Statement on Form S-8, File No. 333-108354, is incorporated by reference into this registration statement.

As originally adopted in 2002, the Plan reserved 3,100,000 shares of Common Stock for issuance.  On November 9, 2011, the Registrant’s stockholders approved an amendment to the Plan increasing by 3,700,000 the number of shares issuable under the Plan, bringing the total number of shares issuable under the Plan to 6,800,000.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are, as of their respective dates, hereby incorporated by reference in this registration statement:

(i)           Annual Report on Form 10-K for the year ended June 30, 2011, filed on September 28, 2011 (which includes certain information contained in the Registrant’s definitive proxy statement on Schedule 14A for the 2011 Annual Meeting of Stockholders, filed on October 3, 2011, and incorporated therein by reference);

(ii)          Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed on November 14, 2011;

(iii)         Current Report on Form 8-K, filed on November 16, 2011; and

(iv)         Description of the Common Stock which appears in the Registrant’s Registration Statement on Form 8-A filed on September 11, 1996, or any description of the Common Stock that appears in any prospectus forming a part of any subsequent registration statement of the Registrant or in any registration statement filed pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of the registration statement to which this prospectus relates and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference into this prospectus.  In no event, however, will any of the information that is “furnished” to the Commission from time to time by the Registrant in any Current Report on Form 8-K be incorporated by reference into, or otherwise be included in, this prospectus.  Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus or in a document subsequently filed modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The Registrant will promptly provide without charge to each person to whom this prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person.  Written requests should be directed to:  Rand Worldwide, Inc., Corporate Secretary, 11201 Dolfield Boulevard, Suite 112, Owings Mills, Maryland 21117.  Telephone requests should be directed to the Corporate Secretary at (410) 581-8080.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful.  In a derivative action (i.e., one by or in the right of the corporation), indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Article XI of the Registrant’s Bylaws provides that the Registrant shall indemnify its directors and executive officers to the fullest extent permitted by Section 145 of the DGCL and allows the Registrant to indemnify other officers, employees and agents as permitted by Section 145 of the DGCL.

The Registrant is party to an indemnification agreement with each of its directors and with Lawrence Rychlak, who serves as the Registrant’s President and Chief Financial Officer. Under the indemnification agreements, the Registrant agreed to indemnify each indemnitee to the fullest extent permitted by law against any liability arising out of the indemnitee’s performance of his or her duties to the Registrant.  The indemnification provided by the indemnification agreements is in addition to the indemnification required by the Registrant’s Bylaws and applicable law.  Among other things, each indemnification agreement indemnifies the indemnitee (and under certain circumstances, investment funds affiliated with the indemnitee) against certain expenses (including reasonable attorneys’ fees) incurred by the indemnitee in any action or proceeding, including any action by or in the right of the Registrant, arising out of the indemnitee’s service to the Registrant or to any other entity to which the indemnitee provides services at the Registrant’s request.  Further, each indemnification agreement requires the Registrant to advance funds to the indemnitee to cover any expenses the indemnitee incurs in connection with any proceeding against the indemnitee as to which the indemnitee could be indemnified.

Section 102(b)(7) of the DGCL allows a corporation to limit the personal liability of its directors to the corporation or to its stockholders for monetary damages for breach of a fiduciary duty, subject to certain exceptions.  Article VI of the Registrant’s Restated Certificate of Incorporation (the “Charter”) provides that no director will be personally liable to the Registrant or to its stockholders for monetary damages resulting from a breach of his or her fiduciary duty as a director except (i) for any breach of the duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for transactions from which the director derives an improper personal benefit.  Article VI provides further that if there is any amendment to the DGCL authorizing corporate action which further eliminates or limits the personal liability of directors, then the liability of the Registrant’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Article XI of the Registrant’s Bylaws requires the Registrant to advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or executive officer of the Registrant, or is or was serving at the request of the Registrant as a director or an officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, all expenses incurred by such person in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it should be determined ultimately that such person is not entitled to be indemnified. However, the Bylaws generally prohibit the Registrant from advancing any amounts to a non-director executive officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Registrant.

The foregoing discussion is qualified in its entirety by reference to the DGCL and the Registrant’s Charter and Bylaws.

The Registrant has a directors’ and officers’ liability insurance policy.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits filed or furnished with this registration statement are listed in the Exhibit Index that immediately follows the signatures hereto, which Exhibit Index is incorporated herein by reference.

Item 9.	Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)–(5)    Not applicable.

(6)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)         Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)-(g)     Not required.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Framingham, Commonwealth of Massachusetts, on this 22nd day of December, 2011.

RAND WORLDWIDE, INC.

By:	/s/ Marc L. Dulude
Marc L. Dulude
Chief Executive Officer
(Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marc L. Dulude and Lawrence Rychlak, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons as of the date indicated below.

/s/ Marc L. Dulude	/s/ Lawrence Rychlak
Marc L. Dulude, Director and Chief	Lawrence Rychlak, President and Chief
Executive Officer (Principal Executive	Financial Officer (Principal Accounting
Officer)	Officer)
December 22, 2011	December 22, 2011

/s/ Richard A. Charpie	/s/ George M. Davis
Richard A. Charpie, Director	George M. Davis, Director
December 22, 2011	December 22, 2011

/s/ Eugene J. Fischer	/s/ Suzanne MacCormack
Eugene J. Fischer, Director	Suzanne MacCormack, Director
December 22, 2011	December 22, 2011

/s/ Manu Parpia	/s/ Charles D. Yie
Manu Parpia, Director	Charles D. Yie, Director
December 22, 2011	December 22, 2011

Exhibit Index

Exhibit
Number	Description of Exhibits

4	PlanetCad, Inc. 2002 Stock Option Plan, as amended (filed herewith).

5	Opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC as to legality of shares of Common Stock to be issued (filed herewith).

23.1	Consent of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC (included in their opinion in Exhibit 5).

23.2	Consent of Stegman and Company, independent registered public accounting firm (filed herewith).

23.3	Consent of PricewaterhouseCoopers, LLP, independent registered public accounting firm (filed herewith).

24.1	Powers of Attorney (included with the signatures to this Registration Statement on Form S-8).